Anton & Chia, LLP

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sugarmade, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated October 11, 2012, relating to our audits of the balance sheets of Sugarmade, Inc. as of June 30, 2012 and 2011, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. Our report dated October 11, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

January 30, 2013